Exhibit 23.4

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

The Board of Directors

Telecom Italia S.p.A.:

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form F-4 of Telecom Italia S.p.A. of our report dated March 10, 2004 with respect to the consolidated balance sheets of Telekom Austria Aktiengesellschaft and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholder’s equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 20-F/A of Telecom Italia S.p.A.

Vienna, September 2, 2004

KPMG Alpen-Treuhand GmbH Wirtschaftsprüfungs-und Steuerberatungsgesellschaft
/S/ MARTIN WAGNER-EDITH SCHICKER